Exhibit 10.13

PGA HOLDINGS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Non-employee members of the board of directors (the “Board”) of PGA Holdings, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”).  The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company.  This Program shall remain in effect until it is revised or rescinded by further action of the Board.  This Program may be amended, modified or terminated by the Board at any time in its sole discretion.  This Program shall become effective on the date of the effectiveness of the Company’s Registration Statement on Form S-1 relating to the initial public offering of common stock (the “Effective Date”).

1.                                      Cash Compensation.

(a)                                 Annual Retainers.  Each Non-Employee Director shall be eligible to receive an annual retainer of $50,000 for service on the Board.

(b)                                 Additional Annual Retainers.  In addition, each Non-Employee Director shall be eligible to receive the following annual retainers:

(i)                                     Audit Committee.  A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $25,000 for such service. A Non-Employee Director serving as a member other than the Chairperson of the Audit Committee shall receive an additional annual retainer of $15,000 for such service.

(ii)                                  Compensation Committee.  A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $15,000 for such service. A Non-Employee Director serving as a member other than the Chairperson of the Compensation Committee shall receive an additional annual retainer of $10,000 for such service.

(iii)                               Nominating and Corporate Governance Committee.  A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $10,000 for such service. A Non-Employee Director serving as a member other than the Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $6,000 for such service.

(c)                                  Payment of Retainers.  The annual retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter.  In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

2.                                      Equity Compensation.

Non-Employee Directors shall be granted the equity awards described below.  The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2015 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”) and shall be granted subject to award agreements, including attached exhibits, in substantially the form previously approved by the Board.  All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of restricted stock hereby are subject in all respects to the terms of the Equity Plan and the applicable award agreement.

(a)                                 Annual Awards.  A Non-Employee Director who will serve as a Non-Employee Director immediately following an annual meeting of the Company’s stockholders after the Effective Date shall be automatically granted a number of shares of restricted stock determined by dividing $125,000 by the closing price per share of the Company’s common stock on the date of such annual meeting (or on the last preceding trading day if the date of the annual meeting is not a trading day).  The awards described in this Section 2(a) shall be referred to as “Annual Awards.”  For the avoidance of doubt, a Non-Employee Director elected or appointed for the first time to the Board at an annual meeting of the Company’s stockholders will receive an Annual Award on the date of such meeting.

(b)                                 Termination of Service of Employee Directors.  Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their service with the Company and any parent or subsidiary of the Company and remain on the Board will, to the extent that they are otherwise eligible, be eligible to receive, after termination from service with the Company and any parent or subsidiary of the Company, Annual Awards as described in Section 2(a) above.

(c)                                  Vesting of Annual Awards Granted to Non-Employee Directors.  Each Annual Award shall vest on the first anniversary of the date of grant, subject to the Non-Employee Director continuing in service on the Board as a Non-Employee Director through such vesting date.  Unless the Board otherwise determines, any portion of an Annual Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested.  All of a Non-Employee Director’s Annual Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.

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